EMPLOYMENT AGREEMENT


     EMPLOYMENT AGREEMENT, effective as of July 21, 2003 between NATIONAL MANAGEMENT CONSULTING, INC., a Delaware corporation, having a place of business at 545 Madison Avenue, 6th floor, New York, New York 10019 ("Employer"), and SHAI BAR-LEVI, an individual with a place of business located at 1120 Avenue of the Americas, Suite 4020, New York, New York 10019 ("Employee").


                              W I T N E S S E T H :

     WHEREAS, the Employee is presently employed by Tele-V, Inc., a New York corporation and its subsidiaries and affiliates (the "Tele Entities") as Chief Executive Officer; and

     WHEREAS, Employer is acquiring the Tele Entities pursuant to a definitive acquisition agreement with Tele-V, Inc. and Employee who is its principal officer, director and shareholder dated as of July 9, 2003 (the "Tele Acquisition"); and

     WHEREAS, Employer desires to employ the Employee as Chairman and Chief Executive Officer of the Employer's Board of Directors in accordance with the terms of this Agreement, and the Employee desires to be so employed by Employer.

     NOW, THEREFORE, in consideration of the premises and the covenants and agreements hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

     1. EMPLOYMENT. Employer hereby employs Employee and Employee hereby accepts employment with Employer upon the terms and conditions set forth herein.

     2. TERM.

     2.1. The term of Employee's employment hereunder shall commence effective as of July 21, 2003 (the "Commencement Date") and shall terminate (the "Termination Date") on the earliest of: (a) July 21, 2005;

          (b) The death of Employee;

          (c) The disability of Employee. Disability, for the purposes of this
Section 2.1.(c), shall mean any physical or mental illness or injury as a result of which Employee remains absent from work or cannot adequately perform his duties hereunder for one hundred thirty five (135) days (whether or not continuous) or ninety (90) consecutive days during any period of three hundred sixty (360) consecutive days. The disability shall be deemed to have occurred on the one hundred thirty fifth (135th) or ninetieth (90th), as the case may be, day of Employee's absence or lack of adequate performance;

          (d) Upon notice by Employer to Employee of the termination of Employee's employment for cause. "Cause" shall mean: (i) Employee's conviction of a felony; (ii) Employee's material breach of any of his obligations under this Agreement; (iii) Employee's gross negligence with respect to his duties or gross misfeasance or malfeasance of office; (iv) Employee's voluntary termination of this Agreement and/or termination of employment with Employer;
(v) Employee's commission of a material act of dishonesty related to Employer's business or its relationships with any of its employees, suppliers, contractors or customers; (vi) Employee's refusal or willful failure to furnish information concerning Employer's affairs as reasonably requested by or under the authority of the Board of Directors, or Employee's willful and material falsification of such information or Employee's willful failure to carry out directives from the Board of Directors of the Employer; provided, however, that prior to terminating this Agreement for cause pursuant to (ii), (iii) and (vi) (with respect to failure to furnish information or failure to carry out directives only), Employer will give Employee written notice of such cause and fifteen (15) days from delivery of the notice in which to cure such cause;

          (e) upon notice by Employer to Employee of the termination of Employee's employment without cause or if Employer provides to Employee notice that the Agreement will not be renewed for any Renewal Term in accordance with the last paragraph of this Section 2.1.

The term of this Agreement shall be renewed for up to three successive one year terms beyond July 21, 2005 (each one year extension, a "Renewal Term")unless the Employer provides written notice to the Employee that this Agreement shall not be renewed at least sixty (60) days prior to the expiration of the then existing term. All the terms and conditions of this Agreement shall continue and remain in full force and effect during each Renewal Term.

     2.2. Upon termination of this Agreement, Employer's obligations hereunder shall cease; PROVIDED, HOWEVER, that in the event of termination pursuant to
Section 2.1.(a) or Section 2.1.(b) or 2.1.(c) or 2.1.(e) Employer shall continue to pay to Employee or to Employee's estate, as the case may be, after such termination, (i) Employee's salary and all other benefits made available to the Employee immediately prior to such termination, including but not limited to vacation, leave and holiday benefits, if any, and all other benefits described in Section 4 hereof, for the remainder of the then term of this Agreement (including any Renewal Term then in effect) plus six months thereafter, and (ii) a bonus equal to the bonus paid or payable to the Employee for the immediately preceding full year of this Agreement (and in the event of a termination of the Employee's employment hereunder in the first year of this Agreement an amount that may not be less than $45,000). Notwithstanding the foregoing, in the event that the Employee resigns his employment hereunder, Employer shall not be entitled to an additional six months of salary nor any other benefits described in Section 4 hereof made available to Employee immediately prior to such resignation. The obligations of the Employee under Sections 7 and 8 hereof shall continue notwithstanding the termination of Employee's employment pursuant hereto. Payment by Employer to Employee pursuant to this Section 2.2 subsequent to termination of Employee's employment shall constitute satisfaction of all obligations of Employer to Employee hereunder.

Any payments of salary required to be paid to the Employee hereunder shall be paid in the same installments as paid to the Employee prior to the Termination Date or according to the then general payroll practices of Employer, but in no event less frequently than monthly.



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


     3.   BASIC COMPENSATION.

          3.1. COMPENSATION.

          For all services to be rendered by Employee hereunder and in consideration of all of the covenants set forth in this Agreement, and subject to the performance of the services required to be performed by Employee hereunder, Employer shall pay to Employee a salary at the annual rate of One Hundred Eighty Thousand Dollars ($180,000), which shall be payable in accordance with the general payroll practices of Employer, but in no event less frequently than monthly.

          3.2 In addition to his salary, Employee shall be eligible for annual bonus compensation in an amount to be awarded by the Board of Directors of the Employer in its sole discretion (without the participation of the Employee) based upon the Board of Director's evaluation of the services rendered by the Employee.

          3.3. Employer shall be entitled to deduct applicable withholding and other payroll taxes and the like from all amounts payable to Employee under this Agreement before remitting the same to Employee.


     4.   BENEFITS.

          4.1. Employee shall be entitled to participate, to the extent of his eligibility therefore, in such pension, profit-sharing, health, disability, vacation and other employee benefit programs as are generally provided from time to time by Employer to all of its employees. In addition, Employer shall pay all premiums and other costs in connection a life insurance policy for Employee up to a maximum face amount of $2,000,000, which insurance policy shall be issued by a reputable insurance company and shall name Employee's spouse or children, at Employee's sole discretion, as the sole beneficiary or beneficiaries, as the case may be, provided that the annual premium for such policy shall not exceed $7,500. Employee shall provide the Employer with a receipt for such premium payment from the insurance company.

          4.2. Nothing contained in this Agreement shall be construed to require Employer to create or continue any programs or prevent Employer from modifying or terminating any programs.

          4.3. Employer shall furnish Employee with such working facilities and other services that Employer deems suitable to Employee's position and duties.

          4.4 Employer shall reimburse Employee, upon receipt of proper vouchers or receipts therefor, for all customary business expenses incurred by Employee in the performance of his duties hereunder. All expenses in excess of $1,000 require the prior written consent of the Chief Executive Officer of the Employer.

          4.5 Employer shall pay for Employee's expenses related to the lease and



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

insurance of such leased car in the form of lease payments not to exceed $1,000 per month plus gas and normal maintenance but not including repairs during the term of this Agreement, including any Renewal Term.

     5.   DUTIES.

          5.1. During the term of Employee's employment hereunder, Employee agrees to serve as the Chairman of the Board of Directors and Chief Executive Officer of the Employer, including Employer's subsidiaries and affiliates and shall perform such duties and services to Employer consistent with the positions in which Employee is serving with responsibilities as may be determined from time to time by the Board of Directors of the Employer. Employee's duties shall include chairing of and participation at meetings of the Board of Directors of the Employer and its subsidiaries and affiliates, developing business and acquisition strategy, managing the employees of the Employer and its affiliates and subsidiaries, and carrying out initiatives to enhance the business of the Employer and its subsidiaries and affiliates consistent with the mandate of the Board of Directors of the Employer. Employee agrees that in the performance of Employee's duties hereunder Employee will act only in good faith and in the best interest of Employer. Employee further agrees that Employee shall work in the New York City offices of Employer or at such other location within a 50 mile radius of New York City. Employee further agrees that the Board of Directors of the Employer, in its sole discretion, may change Employee's title and/or duties, provided that Employee remains a director of the Employer, and Employee shall be entitled to all of the payments and other benefits set forth in Section 2.2 and
Section 4 hereunder and provided further that Employee is provided with an office at the then corporate offices of the Employer that are superior to any office of all vice president or senior vice presidents of the Employer.

     6. EXTENT OF SERVICES. During the period of his employment hereunder, Employee shall serve Employer faithfully and to the best of his ability and shall devote his best efforts and at least seventy-five percent (75%) of his business time, attention, energies and skill to the business and affairs of Employer and its affiliates and subsidiaries. Employer acknowledges that Employee is engaged in other business activities and shall have the right to continue such activities as long as they do not conflict with Employee's obligations hereunder.

     7.   SECRECY AND NONDISCLOSURE.

          7.1. Without the prior written consent of Employer in each instance, and in further consideration of the employment of Employee hereunder, Employee agrees to treat as secret and confidential all of the Trade Secrets (as hereinafter defined) of Employer, and Employee agrees further not to disclose, use, publish, or in any other manner reveal, directly or indirectly, at any time during or after the term of this Agreement, any Trade Secret, except as may be necessary to perform Employee's services hereunder or except as required by law (including pursuant to an order of a court or arbitration panel) in which case Employee shall provide Employer with written notice of such requirement by law no less than five days prior to any such disclosure.

          7.2. "Trade Secrets", as used in this Agreement, shall mean any and all information regarding the business of Employer and any Subsidiary or Affiliate or Parent (as hereinafter defined) of Employer, including, but not limited to, information regarding operations, systems, technology, services, know-how, supplier lists, customer lists, customer accounts,



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

financial information, costing data, and marketing plans, to the extent not generally known in the Direct Response (as defined in Section 8.4 below) industry or not otherwise disclosed by Employer to the public.

          7.3. "Affiliates", as used in this Agreement, shall mean any person, firm or entity that, directly or indirectly, is controlled by or is under common control with Employer. In this definition, the term "control" shall mean the ownership of 15% or more of the beneficial interest in the firm or entity referred to. "Subsidiary" shall mean wholly as well as partly-owned subsidiaries. "Parent" shall mean Tele and National and their successors and assigns.


     8.   COVENANTS.

          8.1. NON-COMPETITION.

          (a) Employee agrees that during Employee's employment with Employer, and for the period of time commencing with the Termination Date and ending on the last day in respect of which Employee is entitled to severance pay (or, in the case of termination for cause or resignation, ending on the six month anniversary of the Termination Date), Employee shall not, directly or indirectly, for his own account or as an employee, officer, director, partner, joint venturer, shareholder, investor or otherwise, within the United States of America (Employer's distribution and sales region), either engage in any phase of any business or enterprise similar to that of Employer or in competition with Employer or compete with Employer in any Direct Response related business in which Employer is currently engaged or which it is currently actively developing or which it shall have developed as of the Termination Date; PROVIDED, HOWEVER, that nothing in this Section 8.1(a) shall be construed to prevent the Employee from making any investments in the securities of any business enterprise whether or not engaged in competition with the Employer or any of its Subsidiaries or Affiliates, to the extent that such securities are actively traded on a national securities exchange or the NASDAQ system in the United States or on any foreign exchange and represent, at the time of acquisition, not more than five percent (5%) of the aggregate equity of such business enterprise.

          (b) Employee agrees that during the period of his employment with Employer, Employee shall not, directly or indirectly, employ or solicit the employment or engagement by himself or others of any employees of Employer or of any independent contractors or suppliers servicing Employer.

          (c) Employee agrees that for a period of twelve (12) months immediately following the termination of his employment with Employer, Employee shall not, directly or indirectly, employ or solicit the employment or engagement by himself or others of any employees of Employer or of any independent contractors or suppliers servicing Employer; PROVIDED, HOWEVER, that this Section 8.1.(c) shall apply only with respect to such employment or solicitation of employment in a business or venture related to the Direct Response industry.

          (d) The existence of any claim or cause of action by Employee against Employer shall not constitute a defense to the enforcement by Employer of the covenants contained in this section, but such claim or cause of action shall be litigated separately.



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

          8.2. SOLICITATION OF CUSTOMERS OF EMPLOYER.

          (a) Employee agrees that during the period of his employment with Employer, Employee shall not, directly or indirectly, for himself, or as an agent, employee or consultant of another person, firm or corporation, knowingly canvass or solicit business from any of Employer's customers.

          (b) Employee agrees that for a period of nine (9) months immediately following his employment with Employer, Employee shall not, directly or indirectly, for himself, or as agent, employee or consultant of another person, firm or corporation, knowingly canvass or solicit business from any of Employer's customers; PROVIDED, HOWEVER, that this Section 8.2(b) shall apply only with respect to such canvassing or solicitation of business which business involves the Direct Response industry.

          8.3. INVENTIONS AND DISCOVERIES.

          (a) Employee shall promptly and fully disclose to the Employer, and with all necessary detail for a complete understanding of the same, all developments, know-how, discoveries, inventions, improvements, concepts, ideas, writings, formulae, processes and methods (whether copyrightable, patentable or otherwise) made, received, conceived, acquired or written by Employee (whether or not at the request or upon the suggestion of the Employer) during the period of his employment with the Employer or any if its affiliates, solely or jointly with others, in or relating to any activities of the Employer or any of its affiliates (collectively the "Subject Matter").

          (b) Employee hereby assigns and transfers, and agrees to assign and transfer, to the Employer, all his rights, title and interest in and to the Subject Matter which constitutes work-for-hire and expressly waives any moral rights or "droit morale" in and to any Subject Matter and further agrees to deliver to the Employer any and all drawings, notes, software, code, specifications and data relating to the Subject Matter. Employee shall assist the Employer in obtaining such copyrights or patents during the term of this agreement, and to testify in any prosecution or litigation involving any of the Subject Matter.

          8.4. DEFINITIONS. For purposes of this Section 8, (i) businesses or enterprises "similar to" or "in competition with" Employer shall mean those engaged, in whole or in part, in the business of distributing and selling collectibles and other consumer products through direct response marketing, television infomercials and retail channels (collectively, "Direct Response"), and (ii) Employer shall mean Employer and any subsidiaries and affiliates or the parent of Employer.

          8.5. REASONABLENESS OF RESTRICTION. Employee acknowledges that the restrictions specified under Section 8 hereof are reasonable, in view of the nature of the business in which Employer is engaged and Employee's special and unique skills, reputation and knowledge of Employer's operations. Employee further acknowledges that his service, if used by a competitor, could cause significant harm to Employer.

          8.6. MODIFICATION OF RESTRICTIONS. Notwithstanding anything contained in Section 8 to the contrary, if the restrictions specified under Section 8 hereof should be determined to be unreasonable in any judicial proceeding, then the period of time and area of the



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

restriction shall be reduced so that this Agreement may be enforced in such area and during such period of time as shall be determined to be reasonable.

          9. CONSENT TO EQUITABLE RELIEF. Employee consents and agrees that if Employee violates or threatens to violate any of the provisions contained in Sections 7 or 8 of this Agreement, Employer shall, in addition to such other remedies as it may have at law or in equity, be entitled to an injunction to be issued by a court or arbitrator of competent jurisdiction restraining and prohibiting Employee from committing or continuing any violation of such provisions. If the scope of any restriction contained in this Agreement is too broad to permit enforcement to its fullest extent, then such restriction shall be enforced to the maximum extent permitted by law.

          10. REPRESENTATIONS OF EMPLOYEE. Employee hereby represents and warrants to Employer that he is not subject to any contract or restriction with any person or entity that would be violated by his execution of this Agreement, the performance of his obligations hereunder or the carrying out of his duties hereunder.

          11. NOTICE. For the purposes of this agreement, notices and all other communications provided for in this agreement shall be in writing and shall be deemed to have been duly given when delivered, two (2) business days after delivery to a nationally recognized overnight courier service for next day priority delivery or three (3) business days after having been deposited in the mails by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

         If to Employer:            National Management Consulting, Inc.
                                    545 Madison Avenue, 6th floor
                                    New York, New York  10022
                                    Att: Steven A. Horowitz

         With a copy to:            John D'Angelo, Esq.
                                    c/o Adelphia Capital LLC
                                    545 Madison Avenue, 6th Floor
                                    New York, New York  10022


         If to Employee:            Shai Bar-Lavi
                                    C/o Tele-V, Inc.
                                    1120 Avenue of the Americas, Suite 4020
                                    New York, New York  10019

         With a copy to:            Henry Rothman, Esq.
                                    Jenkens Gilchrist Parker & Chapin LLP
                                    405 Lexington Avenue
                                    New York, New York  10174


or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.



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

          12. WAIVER OF BREACH. The waiver by either party of a breach of any provision hereof shall not operate or be construed to operate as a waiver by such party of any subsequent breach by the other party of any provision hereof.

          13. BENEFITS AND BURDENS. The rights and obligations of Employer hereunder shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. The rights of Employee hereunder shall inure to the benefit of his heirs and his personal representatives.

          14. ENTIRE AGREEMENT, MODIFICATION AND CONSTRUCTION.

              14.1. This Agreement contains the entire agreement between Employer and Employee, and supersedes and replaces any and all prior agreements between the parties concerning the subject matter hereof.

              14.2. The terms and conditions hereof may be changed only by an agreement in writing signed by Employer and Employee.

              14.3. This Agreement shall be governed by, construed and enforced under the laws of the State of New York without giving effect to the conflicts or choice of law provisions thereof. Any dispute arising under or related to this Agreement may only be maintained in the State or Federal courts of the State of New York, New York County and Employer and Employee waive any defense of lack of personal jurisdiction or forum non conveniens or related defense to the bringing of any action, suit or proceeding in the State or Federal courts of the State of New York.

          15. SEVERABILITY. If any term or provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

          16. PARAGRAPH HEADINGS. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          17. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

          18. EMPLOYEE'S REVIEW OF THIS AGREEMENT. Employee acknowledges that he has (i) carefully read this Agreement, (ii) had an opportunity to consult with independent counsel with



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[SIGNATURE PAGE TO SHAI BAR-LEVI EMPLOYMENT AGREEMENT]

respect to this Agreement, and (iii) entered into this Agreement at his own free will.

        IN WITNESS WHEREOF, Employer and Employee have executed this Employment Agreement on July 21, 2003.

                                            EMPLOYER:

                                            NATIONAL MANAGEMENT
                                            CONSULTING, INC.


                                            BY:/S/STEVEN A. HOROWITZ
                                            NAME: STEVEN A. HOROWITZ
                                            TITLE: PRESIDENT AND CHAIRMAN

                                            EMPLOYEE:

                                            SHAI BAR-LAVI

                                            /S/SHAI BAR-LAVI




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